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                                                     BLUE RHINO CORPORATION
                                                     104 CAMBRIDGE PLAZA DRIVE
                                                     WINSTON-SALEM, NC 27104
                                                     (336) 659-6900


AT THE COMPANY:
MARK CASTANEDA
CHIEF FINANCIAL OFFICER
(336) 659-6755


FOR RELEASE
FRIDAY, DECEMBER 20, 2002


     BLUE RHINO COMPLETES $15.790 MILLION PRIVATE PLACEMENT OF COMMON STOCK


WINSTON-SALEM, N.C., DECEMBER 20, 2002--BLUE RHINO CORPORATION (NASDAQ: RINO), announced today that it has completed the sale of one million shares of its common stock for $15.790 million in a private placement to two institutional investors at a purchase price of $15.79 per share. The purchasers also received Additional Investment Rights to purchase an additional 330,000 shares of common stock in the aggregate at a purchase price of $15.79 per share. The net proceeds from the financing will be used to satisfy the Company's existing subordinated debt, which currently bears a 13 percent interest rate. Banc of America Securities LLC acted as placement agent for this transaction.

The securities issued and sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act. The Company has agreed to file a registration statement on Form S-3 for purposes of registering the resale of the common stock. The purchasers may elect to exercise the Additional Investment Rights at any time after the date the registration statement becomes effective or, if earlier, 90 days after the closing date until the 90th trading day after the effective date of the registration statement.






This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. These shares have been sold, and this announcement appears as a matter of record only.